Exhibit 99.1

AGTC Announces Strategic Collaboration with Biogen Effective and Biogen Equity Investment Closed

GAINESVILLE, Fla., August 19, 2015 – Applied Genetic Technologies Corporation (Nasdaq: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare eye diseases, today announced that its collaboration with Biogen (Nasdaq: BIIB), first announced on July 2, 2015 is effective, and Biogen’s equity investment in AGTC has closed,  following the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction of other customary closing conditions.

“We are excited to combine our deep experience in gene therapy and ophthalmology with Biogen’s strong track record of developing and marketing therapies for complex and rare diseases,” said Sue Washer, Chief Executive Officer of AGTC. “This collaboration will provide many synergies, enabling us to accelerate our lead programs for the treatment of X-Linked Retinoschisis (XLRS) and X-linked Retinitis Pigmentosa (XLRP), two ocular conditions with significant unmet needs, and three discovery programs, including a non-ophthalmic condition.  In addition, we now have expanded resources to accelerate the development of several internal programs, including our program for the treatment of achromatopsia.”

AGTC has a robust product pipeline, including five named ophthalmology development programs across four targets (XLRS, XLRP, achromatopsia and wet age-related macular degeneration), one non-ophthalmology program (alpha-1 antitrypsin deficiency) and proof-of-concept data in multiple additional indications. The Company employs a highly targeted approach to selecting and designing its product candidates, choosing to develop therapies for indications having high unmet medical need, clinical feasibility and commercial potential. The Company has a significant intellectual property portfolio and expertise in the design of gene therapy products including capsids, promoters and expression cassettes, as well as expertise in the formulation and physical delivery of gene therapy products.

About the Collaboration Agreement

AGTC’s agreement with Biogen is a broad collaboration and license agreement focused on the development of gene-based therapies for two orphan diseases of the retina and three options for early stage discovery programs in two ophthalmic diseases and one non-ophthalmic condition.  The deal also includes an equity investment in AGTC by Biogen and a license agreement for manufacturing rights.

Under the terms of the agreements, Biogen will make near-term payments including an upfront payment in the amount of $124 million to AGTC, which includes a $30 million equity investment at a purchase price of $20.63 per share. AGTC is eligible to receive upfront and milestone payments exceeding $1 billion in total. Biogen will be granted a license to the XLRS and XLRP programs and the option to license discovery programs for three additional indications at the time of clinical candidate selection.

Biogen obtains worldwide commercialization rights for the XLRS and XLRP programs. AGTC has an option to share development costs and profits after the initial clinical trial data are available, and an option to co-promote the second of these products to be approved in the United States. AGTC will lead the clinical development programs of XLRS through product approval and of XLRP through the completion of first-in-human trials. Biogen will support the clinical development costs, subject to certain conditions, following the first-in-human study for XLRS and IND-enabling studies for XLRP. Under the manufacturing license, Biogen will receive an exclusive license to use AGTC's proprietary technology platform to make AAV vectors for up to six genes, three of which are in AGTC's discretion, in exchange for payment of milestones and royalties.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases in ophthalmology. AGTC's lead product candidates focus on X-linked retinoschisis, achromatopsia and X-linked retinitis pigmentosa, which are inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments. AGTC is also using its gene therapy expertise to expand into disease indications with large market opportunity such as wet AMD.

Forward Looking Statements

This release contains forward-looking statements that reflect AGTC's plans, estimates, assumptions and beliefs. Forward-looking statements include information concerning possible or assumed future results of operations, business strategies and operations, preclinical and clinical product development and regulatory progress, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors.  Risks and uncertainties that may cause actual results to differ materially include, among others:  uncertainty inherent in the regulatory review process; uncertainty regarding the ability to achieve the expected benefits from the proposed collaboration, including as a result of risks and uncertainties associated with drug development and commercialization, reliance on third parties over which AGTC may not always have full control and other risks associated with collaborations; and other risks and uncertainties described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management's plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

CONTACT:

David Carey (IR) or Danielle Lewis (PR)

Lazar Partners Ltd.

T: (212) 867-1768 or (212) 843-0211

dcarey@lazarpartners.com or dlewis@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com